Exhibit 99.1 INVESTOR CONTACT: Kerri Thurston Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Third Quarter 2012 Results with Growth in Revenue, Operating Margin and EPS; Raises Full Year EPS Guidance

Schaffhausen, Switzerland /October 31, 2012/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced results for the fiscal quarter ended September 29, 2012.

Third Quarter 2012 Financial Summary:

•	Total revenue of $672 million, up 1% from $667 million in third quarter 2011
•	Automotive/Mobile segment revenue was flat at $384 million
•	Outdoor segment revenue increased 11% to $105 million
•	Fitness segment revenue decreased 6% to $65 million
•	Aviation segment revenue increased 3% to $73 million
•	Marine segment revenue decreased 7% to $45 million
•	Americas and APAC (Asia Pacific) posted revenue growth in the third quarter:
•	Americas revenue was $380 million compared to $352 million, up 8%
•	EMEA (Europe, Middle East and Africa) revenue was $225 million compared to $258 million, down 13%
•	APAC revenue was $67 million compared to $57 million, up 19%
•	Gross margin improved year-over-year to 53% for third quarter 2012 from 52% in third quarter 2011
•	Operating margin increased year-over-year to 24%, compared to 22% in third quarter 2011
•	Pro forma diluted earnings per share (EPS) increased 4% to $0.74 from $0.71 in third quarter 2011; diluted EPS decreased 6% to $0.72 from $0.77 in the same quarter in 2011 (Pro forma EPS excludes the impact of foreign currency transaction gain or loss)
•	Generated $155 million of free cash flow in third quarter 2012

Note: In accordance with GAAP, the Company is deferring significant revenue and related costs associated with high margin sales of lifetime maps, connected services and premium traffic over their economic lives. A table outlining the impact of this net deferral in both 2012 and 2011 is included for reference. Results have not been adjusted unless specifically stated as such.

Year-to-Date 2012 Financial highlights:

•	Total revenue of $1.95 billion, up 5% from $1.85 billion year-to-date 2011
•	Automotive/Mobile segment revenue increased 4% to $1.06 billion
•	Outdoor segment revenue increased 17% to $283 million
•	Fitness segment revenue increased 7% to $218 million
•	Aviation segment revenue increased 4% to $222 million
•	Marine segment revenue decreased 6% to $169 million

•	All geographies have posted revenue growth:
•	Americas revenue was $1.07 billion compared to $990 million, up 8%
•	EMEA revenue was $693 million compared to $682 million, up 2%
•	APAC revenue was $186 million compared to $177 million, up 5%
•	Gross margin increased to 55% in 2012 compared to 49% in 2011
•	Operating margin increased on a year-over-year basis to 23% compared to 19% in 2011
•	Pro forma diluted EPS increased 23% to $2.18 from $1.77 in year-to-date 2011; diluted EPS increased 16% to $2.11 from $1.82 in year-to-date 2011 (Pro forma EPS excludes the impact of foreign currency transaction gain or loss.)
•	Generated $483 million of free cash flow year-to-date

Recent Business Highlights:

•	Sold 3.7 million units in third quarter 2012, a 7% increase over third quarter 2011.
•	Maintained our global PND market share with approximately 70% share in the U.S. market and over 32% in the major European markets.
•	Shipped our first fully integrated infotainment system to Suzuki for the 2013 SX4, Grand Vitara and Kazachi.
•	Announced new features and functionality for select 2013 Chrysler and Dodge vehicles including 3D buildings, landmarks and terrain, trip planner, multi-route view and many others.
•	Expanded our OEM relationship with Cessna to include the recent upgrade of the Sovereign with the G5000 integrated avionics system.
•	Launched the Forerunner® 10 running watch – an affordable and intuitive solution for runners, joggers and walkers of all levels.
•	Announced the dēzl truck navigator with a seven-inch display and active lane guidance.
•	Delivered the Alpha™ - an integrated tracking and training system for hunters and their sporting dogs.

Executive Overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“Due to the diverse markets that we serve, we were able to again post growth in revenue, unit volumes, and operating income during the third quarter of 2012,” said Dr. Min Kao, chairman and chief executive officer of Garmin Ltd. “Because of our third quarter results, we are raising our full year EPS guidance to $2.75-$2.90. We have continually strived to diversify our product portfolio across a wide variety of categories, as well as expand our geographic reach. By doing this, we have created opportunities for growth even when segments of our business face adverse market conditions. I am pleased with the continued strategic direction of the company and feel confident in our ability to achieve long-term sustained growth.

The outdoor segment posted revenue growth of 11% in the quarter. Growth continued to be driven by our golf line-up, dog tracking and training, and our recently introduced fēnix™. During the quarter, we introduced our first collaborative product following the Tri-Tronics® acquisition, the Alpha GPS Track and Train System. The unit combines robust GPS tracking from Garmin and proven electronic correction from Tri-Tronics.

The fitness segment posted a revenue decline of 6% in the quarter as growth in cycling and multi-sport were offset by a slowdown in running watches. We again faced a difficult year-over-year comparison due to 2011 promotional activity on the Forerunner 305 and the strong early shipments of the Forerunner 610. With the launch of the Forerunner 10, we expect to regain market share in the value price category. Early response to the Forerunner 10 has been positive with great reviews and strong pre-orders. We remain confident that the fitness market will continue to offer growth opportunities in 2013 and beyond.

The aviation segment posted revenue growth of 3% driven by our OEM relationships. The general aviation market remains depressed as evidenced by production levels and we do not foresee any near-term improvement. Yet, we continue to gain market share which will provide accelerated growth in 2013. Most recently, the Garmin G5000 integrated avionics system was selected by Cessna for the upcoming Sovereign refresh which will be delivered to customers in 2013. We now have five new cockpit certifications pending for 2013.

In the marine segment, revenues declined 7% year-over-year as growth in the Americas could not offset the very weak European market. The marine industry continues to be affected by weak economic conditions, as the large boat market has further declined, and we anticipate that the market will remain difficult throughout 2013. Though the near-term remains challenging, we are focusing our resources on the long-term opportunities by continuing to invest in new product development and making strategic acquisitions that broaden our market reach, including Nexus® Marine AB in the third quarter. Nexus is a leading supplier of instrumentation for the sailing market and provides Garmin with immediate expertise and presence in another niche of the marine industry.

Looking finally at the auto/mobile segment, we delivered stable revenue of $384 million in the quarter. A slight decline in the PND business was offset by strong growth in our OEM revenues as we began to ship to Suzuki and saw improving volumes from Chrysler and Volkswagen. We believe that our PND volumes continue to trend ahead of the industry due to market share gains. The growth in OEM is exciting as we begin to see the results of our research and development investment. We will continue to invest in new opportunities for future growth. ”

Financial Overview from Kevin Rauckman, Chief Financial Officer:

“Our team continues to execute well, delivering another quarter of revenue growth and strong margin expansion,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “At the same time, we are able to fund significant research and development efforts in our marine, aviation and auto OEM businesses which will create accelerating growth opportunities in the future.

Gross margin for the overall business was 53% in the third quarter improving from 52% in the prior year with all segments posting improved or steady gross margins. Gross profit increased 4% to $359 million. The outdoor segment made the largest contribution to the gross profit improvement, posting a 69% gross margin and over $72 million in gross profit. We also had strong gross margin expansion in fitness, aviation and marine where product mix has shifted toward high margin business in the current quarter.

Operating margin for the overall business improved to 24% when compared with 22% in the year-ago quarter with gross margin improvement and stable operating expenses. Total operating expenses increased only $2 million year-over-year and by 10 basis points as a percent of sales. Research and development expense increased by $10 million, as we continue to invest for future growth as previously mentioned. This was partially offset by advertising expense, which decreased by $5 million, and other selling, general and administrative costs, which decreased by $2 million as we have now fully integrated our prior year acquisitions. We are pleased to see our operating expenses stabilizing without a reduction in our commitment to research and development.

Free cash flow generation continued to be strong with $155 million generated in the quarter. We had a cash and marketable securities balance of over $2.7 billion at the end of the quarter. We intend to continue to fund our quarterly dividend and future acquisitions with our strong cash position.”

Non-GAAP Measures

Pro forma net income (earnings) per share

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure. The majority of the Company’s consolidated foreign currency gain or loss results from transactions involving the Euro, the British Pound Sterling and the Taiwan Dollar and from the exchange rate impact of the significant cash and marketable securities, receivables and payables held in U.S. dollars at the end of each reporting period by the Company’s various non U.S. subsidiaries. Such gain or loss is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are held. However, there is minimal cash impact from such foreign currency gain or loss. Accordingly, earnings per share before the impact of foreign currency translation gain or loss allow an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to pro forma net income per share.

Garmin Ltd. And Subsidiaries

Net income per share (Pro Forma)

(in thousands, except per share information)

	13-Weeks Ended		39-weeks Ended
	Sept 29,	Sept 24,	Sept 29,	Sept 24,
	2012	2011	2012	2011

Net Income (GAAP)	$140,348	$150,381	$413,109	$355,340
Foreign currency (gain) / loss, net of tax effects	$5,492	$(12,795)	$14,184	$(11,062)
Net income (Pro Forma)	$145,840	$137,586	$427,293	$344,278

Net income per share (GAAP):
Basic	$0.72	$0.77	$2.12	$1.83
Diluted	$0.72	$0.77	$2.11	$1.82

Net income per share (Pro Forma):
Basic	$0.75	$0.71	$2.19	$1.77
Diluted	$0.74	$0.71	$2.18	$1.77

Weighted average common shares outstanding:
Basic	194,912	194,112	194,834	194,028
Diluted	196,161	194,828	196,171	194,809

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended		39-weeks Ended
	Sept 29,	Sept 24,	Sept 29,	Sept 24,
	2012	2011	2012	2011

Net cash provided by operating activities	$164,901	$186,523	$510,034	$597,476
Less: purchases of property and equipment	$(9,455)	$(12,208)	$(26,881)	$(26,523)
Free Cash Flow	$155,446	$174,315	$483,153	$570,953

Net deferred revenues and costs

The following table illustrates the effect of decreasing amounts of revenue and cost deferrals, and of increasing amortization of previous deferrals, associated with certain products bundled with content and services in the current quarter and year-to-date periods. These deferred revenues and costs are being amortized over the estimated economic lives of the products. Additional details will be available in the Quarterly Report on Form 10-Q for the quarter ended September 29, 2012 and are available in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).

Garmin Ltd. And Subsidiaries

Net Deferred Revenue and Cost Impact (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 29,	Sept 24,	Sept 29,	Sept 24,
Effect of revenue and cost deferrals on:	2012	2011	2012	2011
Net sales	$(20,043)	$(23,829)	$(35,268)	$(107,356)
Cost of goods sold	(4,334)	(6,673)	(8,942)	(21,230)
Gross profit	(15,709)	(17,156)	(26,326)	(86,126)

Operating income	(15,709)	(17,156)	(26,326)	(86,126)

Income tax provision based on normalized tax effects	(2,152)	(2,417)	(3,168)	(9,431)

Net income	$(13,557)	$(14,739)	$(23,158)	$(76,695)

Net income per share:
Basic	$(0.07)	$(0.08)	$(0.12)	$(0.40)
Diluted	$(0.07)	$(0.08)	$(0.12)	$(0.39)

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 31, 2012 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at (877) 303-6919
Contact:	investor.relations@garmin.com

An archive of the live webcast will be available until December 31, 2012 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the Company’s estimated earnings and revenue for fiscal 2012, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2012 and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2011 Form 10-K can be downloaded from

http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200.

Garmin, Forerunner, Tri-Tronics and Nexus are registered trademarks and Alpha and fēnix are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share information)

	(Unaudited)
	Sept 29,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$1,247,073	$1,287,160
Marketable securities	122,448	111,153
Accounts receivable, net	508,725	607,450
Inventories, net	443,416	397,741
Deferred income taxes	50,457	42,957
Deferred costs	50,047	40,033
Prepaid expenses and other current assets	50,882	69,790
Total current assets	2,473,048	2,556,284

Property and equipment, net	407,853	417,105

Marketable securities	1,349,176	1,097,002
Restricted cash	830	771
Licensing fees, net	11,882	5,517
Noncurrent deferred income tax	107,190	107,190
Noncurrent deferred costs	39,750	40,823
Other intangible assets, net	241,013	246,646
Total assets	$4,630,742	$4,471,338

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$147,866	$164,010
Salaries and benefits payable	56,533	45,964
Accrued warranty costs	39,147	46,773
Accrued sales program costs	31,952	52,262
Deferred revenue	232,715	188,987
Accrued license fees	60,521	99,025
Accrued advertising expense	19,190	31,915
Other accrued expenses	63,841	67,912
Deferred income taxes	6,382	5,782
Income taxes payable	50,076	77,784
Dividend payable	175,331	77,865
Total current liabilities	883,554	858,279

Deferred income taxes	7,120	4,951
Non-current income taxes	171,614	161,904
Non-current deferred revenue	179,672	188,132
Other liabilities	1,035	1,491

Stockholders' equity:
Shares, CHF 10 par value, 208,077,418 shares authorized and issued; 194,970,003 shares outstanding at September 29, 2012; and 194,662,617 shares outstanding at December 31, 2011;	1,797,435	1,797,435
Additional paid-in capital	86,513	61,869
Treasury stock	(95,322)	(103,498)
Retained earnings	1,477,504	1,413,582
Accumulated other comprehensive income	121,617	87,193
Total stockholders' equity	3,387,747	3,256,581
Total liabilities and stockholders' equity	$4,630,742	$4,471,338

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	Sept 29,	Sept 24,	Sept 29,	Sept 24,
	2012	2011	2012	2011
Net sales	$672,376	$666,993	$1,947,127	$1,848,925

Cost of goods sold	313,321	322,662	882,501	944,120

Gross profit	359,055	344,331	1,064,626	904,805

Advertising expense	30,102	35,310	91,952	89,364
Selling, general and administrative expense	86,402	88,751	275,763	247,833
Research and development expense	82,489	72,936	242,510	213,930
Total operating expense	198,993	196,997	610,225	551,127

Operating income	160,062	147,334	454,401	353,678

Other income (expense):
Interest income	7,987	8,464	26,278	23,318
Foreign currency gains (losses)	(6,364)	14,893	(16,124)	12,422
Other	942	4,345	5,064	9,616
Total other income (expense)	2,565	27,702	15,218	45,356

Income before income taxes	162,627	175,036	469,619	399,034

Income tax provision	22,279	24,655	56,510	43,694

Net income	$140,348	$150,381	$413,109	$355,340

Net income per share:
Basic	$0.72	$0.77	$2.12	$1.83
Diluted	$0.72	$0.77	$2.11	$1.82

Weighted average common shares outstanding:
Basic	194,912	194,112	194,834	194,028
Diluted	196,161	194,828	196,171	194,809

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	39-Weeks Ended
	Sept 29,	Sept 24,
	2012	2011
Operating Activities:
Net income	$413,109	$355,340
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40,025	40,558
Amortization	22,905	19,772
Gain on sale of property and equipment	(17)	(2,407)
Provision for doubtful accounts	2,786	6,227
Deferred income taxes	(7,384)	12,429
Unrealized foreign currency losses/(gains)	24,974	(5,366)
Provision for obsolete and slow moving inventories	3,795	2,590
Stock compensation expense	26,364	27,258
Realized gains on marketable securities	(1,647)	(5,633)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	103,039	256,656
Inventories	(44,761)	(58,655)
Other current assets	21,007	(36,713)
Accounts payable	(20,271)	(5,603)
Other current and non-current liabilities	(63,839)	(72,349)
Deferred revenue	35,277	115,096
Deferred cost	(8,561)	(23,175)
Income taxes payable	(28,098)	(21,987)
License fees	(8,669)	(6,562)
Net cash provided by operating activities	510,034	597,476

Investing activities:
Purchases of property and equipment	(26,881)	(26,523)
Proceeds from sale of property and equipment	25	-
Purchase of intangible assets	(5,174)	(8,611)
Purchase of marketable securities	(1,004,021)	(835,965)
Redemption of marketable securities	735,521	599,740
Change in restricted cash	(59)	(122)
Acquisitions, net of cash acquired	(4,010)	(52,688)
Net cash used in investing activities	(304,599)	(324,169)

Financing activities:
Dividends paid	(253,386)	(154,835)
Issuance of treasury stock related to equity awards	10,971	16,919
Tax benefit from issuance of equity awards	1,810	1,542
Purchase of treasury stock	(6,542)	(11,675)
Net cash used in financing activities	(247,147)	(148,049)

Effect of exchange rate changes on cash and cash equivalents	1,625	3,212

Net increase/(decrease) in cash and cash equivalents	(40,087)	128,470
Cash and cash equivalents at beginning of period	1,287,160	1,260,936
Cash and cash equivalents at end of period	$1,247,073	$1,389,406

Garmin Ltd. And Subsidiaries

Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
				Auto/
	Outdoor	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended September 29, 2012

Net sales	$105,572	$64,788	$44,766	$384,393	$72,857	$672,376
Gross profit	$72,420	$41,885	$28,572	$166,007	$50,171	$359,055
Operating income	$48,384	$21,219	$8,378	$65,165	$16,916	$160,062

13-Weeks Ended September 24, 2011

Net sales	$94,720	$69,030	$48,055	$384,150	$71,038	$666,993
Gross profit	$62,387	$41,476	$26,378	$166,941	$47,149	$344,331
Operating income	$41,331	$20,452	$9,870	$56,215	$19,466	$147,334

39-Weeks Ended September 29, 2012

Net sales	$283,230	$217,815	$168,620	$1,055,786	$221,676	$1,947,127
Gross profit	$186,574	$142,045	$105,205	$476,761	$154,041	$1,064,626
Operating income	$118,032	$76,016	$35,584	$170,208	$54,561	$454,401

39-Weeks Ended September 24, 2011

Net sales	$242,178	$203,411	$178,479	$1,011,405	$213,452	$1,848,925
Gross profit	$156,689	$120,770	$103,784	$378,280	$145,282	$904,805
Operating income	$101,805	$61,293	$48,360	$83,087	$59,133	$353,678